                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-82507

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 6, 1999)
                                 $1,500,000,000

                                 POPULAR, INC.
                          MEDIUM-TERM NOTES, SERIES 4
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                             ----------------------

    THE COMPANY: Popular, Inc. Our principal executive office is located at Popular Center, 209 Munoz Rivera Avenue, Fifth Floor, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

TERMS: We plan to offer and sell notes with various terms, including the following:

  - Ranking as senior or subordinated indebtedness of Popular

  - Stated maturities of 9 months or more from date of issue

  - Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of Popular or holders of the notes

  - Payments in U.S. dollars or one or more foreign currencies

  - Minimum denomination of $100,000, increasing in integral multiples of $1,000 or other specified denominations for foreign currencies

  - Book-entry (through The Depository Trust Company) or certificated form
  - Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:
    - commercial paper rate
    - prime rate
    - LIBOR
    - treasury rate
    - CMT rate
    - CD rate
    - federal funds rate
    - 11th district cost of funds rate

  - Interest payments on fixed rate notes on each June 15 and December 15

  - Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

    We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The notes will be unsecured obligations of Popular and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Popular and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

                                                 AGENT'S DISCOUNT AND
                       PUBLIC OFFERING PRICE         COMMISSIONS                PROCEEDS TO POPULAR

Per note.............               100%                  .125% - .750%                 99.875% - 99.250%
Total(1).............     $1,500,000,000       $ 1,875,000- $11,250,000   $ 1,498,125,000- $1,488,750,000

(1) Or the equivalent of this amount in one or more foreign or composite currencies.

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of the agents, whether acting as principal or as agent.

    If we or Popular International Bank, Inc. or Popular North America, Inc. sells securities referred to in the accompanying prospectus other than pursuant to this prospectus supplement, the aggregate initial offering price of notes that we may offer and sell under this prospectus supplement will be reduced.

                             ----------------------
MERRILL LYNCH & CO.   CREDIT SUISSE FIRST BOSTON  CHASE SECURITIES INC.  POPULAR
SECURITIES, INC.
                             ----------------------

           The date of this Prospectus Supplement is August 6, 1999.

                       DESCRIPTION OF NOTES WE MAY OFFER

     This description of the terms of the notes supplements the description of the general terms and provisions of the notes and replaces any inconsistent terms and provisions contained in "Description of Debt Securities We May Offer" in the prospectus. Each pricing supplement will describe the particular terms of the notes it offers. Unless the pricing supplement applicable to a note provides otherwise, however, each note will have the following terms. In this prospectus supplement, WE means Popular.

     Popular will issue the notes under the Popular senior indenture, which is described in the prospectus. The following description of some provisions of the Popular senior indenture and the notes is only a summary and is qualified by reference to the provisions of the Popular senior indenture and the notes. The terms and conditions below will apply to each note unless the applicable pricing supplement or foreign currency, multi-currency and indexed note supplement to the applicable pricing supplement specifies otherwise.

     Under the Popular senior indenture, Popular may issue any amount of debt securities in one or more series. From time to time, Popular may, without the consent of the holders, issue debt securities (including medium-term notes) under the Popular senior indenture in addition to the $1,500,000,000 principal amount of notes to which this prospectus supplement relates. The notes will be denominated in and payable in United States dollars unless the applicable pricing supplement provides otherwise.

     The applicable pricing supplement will specify the interest rate or interest rate formula and other variable terms of each note. Popular may change interest rates and interest rate formulae, but no change will affect any note already issued or for which Popular has accepted an offer to purchase. Unless the applicable pricing supplement indicates otherwise, FIXED RATE NOTES will bear interest at fixed rates and FLOATING RATE NOTES will bear interest at floating rates determined by reference to one or more BASE RATES adjusted by any SPREAD and/or SPREAD MULTIPLIER applicable to these notes. These terms are defined below in "Interest Rates -- Floating Rate Notes". Original issue discount notes may be issued at significant discounts from their principal amount payable at maturity, and some original issue discount notes may not bear interest.

     Popular may offer interest rates on notes that differ depending upon, among other factors, the principal amount of notes purchased in any single transaction. Popular may also offer notes with variable terms other than interest rates concurrently to different investors. Popular may change the terms of notes from time to time, but no change will affect any note that has been issued or as to which Popular has accepted an offer to purchase.

     Each interest payment will equal the amount of interest that accrues from and includes the next preceding interest payment date on which interest has been paid (or from and including the date the note was issued, if no interest has been paid since then) up to and excluding the applicable interest payment date or at maturity.

     Unless otherwise indicated in a pricing supplement, the notes will be issued in book-entry, i.e., global, form or fully registered certificated form. "Description of Debt Securities We May Offer -- Legal Ownership of Securities" and "-- Special Considerations for Global Debt Securities" in the prospectus describe the procedures for transferring or exchanging book-entry notes. No service charge will be made for the registration of transfer or exchange of notes issued in certificated form, but Popular may require the holder to pay any tax or other governmental charge in connection with a transfer or exchange.

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                     INFORMATION IN THE PRICING SUPPLEMENT

     Your pricing supplement will describe one or more of the following terms of your note:

     - the stated maturity;

     - the specified currency or currencies for principal and interest, if not U.S. dollars;

     - the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

     - whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

     - if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those stated below under "-- Interest Rates -- Fixed Rate Notes";

     - if your note is a floating rate note, the interest rate basis, which may be one of the eight base rates described in "-- Interest
       Rates -- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under "-- Interest Rates -- Floating Rate Notes" below;

     - if your note is an original issue discount note, the yield to maturity;

     - if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in stock of an issuer other than us or other property;

     - whether your note may be redeemed at our option or repaid at your option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" below;

     - whether we will issue or make available your note in non-book-entry form; and

     - any other terms of your note that are consistent with the provisions of the indenture, which other terms could be different from those described in this prospectus supplement.

     Your pricing supplement will summarize specific financial and other terms of your note, while this prospectus supplement describes terms that apply generally to the notes as a series. Consequently, the terms described in your pricing supplement will supplement those described in this prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your pricing supplement have the meaning described in this prospectus supplement, unless otherwise specified.

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. See "-- Regular Record Dates for Interest" below for more information about the regular record dates. If interest is due at the maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is payable on a note at the maturity, we will pay the amount to the holder of the note against surrender of the note at the

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CORPORATE TRUST OFFICE of the paying agent in the Borough of Manhattan, New York
City, which is located at 14 Wall Street, Eighth Floor, New York, New York
10005, Attention: Corporate Trust Services, or, in the case of a global note, in accordance with the applicable policies of the depositary.

REGULAR RECORD DATES FOR INTEREST

     Unless we specify otherwise in the applicable prospectus supplement, the regular record date relating to an interest payment date for any fixed rate note will be the June 1 or December 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts payable in U.S. dollars. Payments of amounts payable in other currencies will be made as described in the next subsection.

PAYMENTS ON GLOBAL NOTES

     We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the prospectus under "-- What Is a Global Debt Security?".

PAYMENTS ON NON-GLOBAL NOTES

     We will make payments on a note in non-global form as follows.

     - We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date.

     - We will make all other payments by check at the paying agent described below, against surrender of the note.

     All payments by check will be made in "next-day" funds -- i.e., funds that become available on the day after the check is cashed.

     A holder of notes in certificated form with a principal amount of $10,000,000 or more may ask the paying agent in writing before a regular record date to pay interest due on the next interest payment date by transferring immediately available funds to an account at any bank in New York City or, with Popular's approval, to another bank. The holder must file this request with The First National Bank of Chicago, the paying agent, at its corporate trust office. Unless the paying agent receives written notice that the holder is revoking these wire transfer instructions on or before the regular record date immediately preceding an interest payment date or the fifteenth day before maturity, these instructions will apply to any further payment to the holder.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practice described in this subsection when paying amounts that are payable in a specified currency other than U.S. dollars.

PAYMENTS ON GLOBAL NOTES

     We will make payments on global notes in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

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     Unless otherwise indicated in your pricing supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in a specified currency other than U.S. dollars, you must notify the participant through which your interest in the global note is held of your election:

     - on or before the applicable regular record date, in the case of a payment of interest; or

     - on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of a payment of principal or any premium.

     You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th business day before stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction outside the United States acceptable to us and the paying agent.

     If the steps described above are not properly completed, you will receive payments in U.S. dollars.

     Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

PAYMENTS ON NON-GLOBAL NOTES

     Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account requested by the holder, provided the account is at a bank located in the country issuing the specified currency or is in another jurisdiction outside the United States acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the notes are surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the

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holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

     Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

CONVERSION TO U.S. DOLLARS

     When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of notes and other debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

     To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation. If some but not all of the relevant notes are LIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes.

     A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE

     If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

     For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then most recent day on which that bank has quoted that rate.

     The procedures described above will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

EXCHANGE RATE AGENT

     If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable pricing supplement. We may select one of our affiliates or one of the agents or their affiliates to perform this role. We may

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change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of this change.

     All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable pricing supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

                             DENOMINATION OF NOTES

     Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $100,000 or integral multiples of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the denomination of the note will be in an amount of the specified currency for the note equivalent to $100,000 and integral multiples of $1,000 above that, using an exchange rate equal to the noon buying rate in New York City for cable transfers for the specified currency on the first business day immediately before the date on which we accept the offer to buy the note.

                                 INTEREST RATES

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable pricing supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semiannually each June 15 and December 15, which will be the interest payment dates for a fixed rate note, and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described above under "-- Payment Mechanics". If the original issue date of a note is between a regular record date and the corresponding interest payment date, the initial interest payment will be made to the holder of record on the next interest payment date after the next regular record date.

FLOATING RATE NOTES

     In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD, ITALICIZED type the first time they appear, and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

     Also, please remember that the specific terms of your note as described in your pricing supplement will supplement and may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements we make in this subsection may not apply to your note.

     Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating rate note at the yearly rate determined according to the interest rate formula stated in the applicable pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described above under "-- Payment Mechanics".

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BASE RATES

     We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

     - commercial paper rate;

     - prime rate;

     - LIBOR;

     - treasury rate;

     - CMT rate;

     - CD rate;

     - federal funds rate; and/or

     - 11th district rate.

We describe each of these base rates in further detail below in this subsection. Your pricing supplement may designate other base rates. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

INITIAL BASE RATE

     For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable pricing supplement.

SPREAD OR SPREAD MULTIPLIER

     In some cases, the base rate for a floating rate note may be adjusted:

     - by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

     - by multiplying the base rate by a specified percentage, called the spread multiplier.

     If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier. We may change the spread, spread multiplier, INDEX MATURITY and other variable terms of the floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which we have accepted an offer.

MAXIMUM AND MINIMUM RATES

     The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

     - a maximum rate -- i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

     - a minimum rate -- i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

     If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

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INTEREST RESET DATES

     The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

     - for floating rate notes that reset daily, each BUSINESS DAY;

     - for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

     - for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "-- Interest Determination Dates" below;

     - for floating rate notes that reset monthly, the third Wednesday of each month;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

     - for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day.

     There are several exceptions, however, to the reset provisions described above. The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

     If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

INTEREST DETERMINATION DATES

     The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable pricing supplement:

     - For all floating rate notes other than LIBOR notes, treasury rate notes and 11th district rate notes, the interest determination date relating to a particular interest reset date will be the second business day before that interest reset date.

     - For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BUSINESS DAY preceding the interest reset date, unless the INDEX CURRENCY is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

     - For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer

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       to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

     - For 11th district rate notes, the interest determination date relating to a particular interest reset date will be the last working day in San Francisco, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district rate note as an 11th district interest determination date.

INTEREST CALCULATION DATES

     As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes, however, the determination of the rate will actually be made on the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

     - the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

     - the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

INTEREST PAYMENT DATES

     The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

     - for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

     - for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement; and

     - for all floating rate notes, at maturity.

     Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

     In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

CALCULATION OF INTEREST

     Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. Unless the applicable pricing supplement provides otherwise, The First National Bank of Chicago will be the calculation agent for the floating rate notes. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of a note without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

     - by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, CD rate notes, federal funds rate notes and 11th district rate notes; or

     - by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

     Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates, and they may include our affiliates.

COMMERCIAL PAPER RATE NOTES

     If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The commercial paper rate will be the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your pricing supplement, as published in H.15 (519) under the heading "Commercial Paper -- Non-financial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Non-financial".

     - If the rate described above is not published in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

     If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The prime rate will be the rate, for the relevant interest determination date, published in H.15 (519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

     - If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE-the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

     - If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

     - If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

     If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which means the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

     - LIBOR will be either:

       -- the offered rate appearing on the TELERATE LIBOR PAGE; or

       -- the arithmetic mean of the offered rates appearing on the REUTERS
          SCREEN LIBOR PAGE unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, the Telerate LIBOR page will apply to your LIBOR note.

     - If the Telerate LIBOR page applies and the rate described above does not appear on that page, or if the Reuters screen LIBOR page applies and fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

     - If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

     - If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

     If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on TELERATE PAGE 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

     - If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

     - If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as published in H.15 (519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

     - If the rate described in the prior paragraph is not published in H.15
       (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

     - If the rate described in the prior paragraph is not published in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York

       City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

     If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The CMT rate will be the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

     - if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

     - if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

     - If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15 (519).

     - If the applicable rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

       -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

       -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15 (519).

     - If the rate described in the prior paragraph is not published by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

     - If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

     - If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

     - If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

     If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15 (519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

     - If the rate described above is not published in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

     - If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

     If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page
120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

     - If the rate described above is not displayed on Telerate page 120 and is not published in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

     - If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11TH DISTRICT RATE NOTES

     If you purchase an 11th district rate note, your note will bear interest at a base rate equal to the 11th district rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The 11th district rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

     - If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district rate in effect for the new interest period will be the 11th district rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

     In this subsection entitled "-- Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

     "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:


bond equivalent
  yield  =                    D X N       X 100

                         ---------------
                          360 - (D X M)

where

     - "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

     - "N" means 365 or 366, as the case may be; and

     - "M" means the actual number of days in the applicable interest reset period.

     "BUSINESS DAY" means, for any note, a day that meets all the following applicable requirements:

     - for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

     - if the note is a LIBOR note, is also a London business day; and

     - if the note has a specified currency other than U.S. dollars, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency.

     "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

     "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15 (519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate Page 7052 applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

     "H.15 (519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 DAILY UPDATE" means the daily update of H.15 (519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     "INDEX CURRENCY" means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

     "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     "LONDON BUSINESS DAY" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

     "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:


money market yield  =        D X 360      X 100

                         ---------------
                          360 - (D X M)

where

     - "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

     - "M" means the actual number of days in the relevant interest reset period.

     "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     "REUTERS SCREEN LIBOR PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     "TELERATE LIBOR PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "TELERATE PAGE" means the display on Bridge Telerate Inc., or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

     If, when we use the terms designated CMT Telerate page, H.15 (519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                         ORIGINAL ISSUE DISCOUNT NOTES

     We may issue notes at a price lower than their stated principal amount which may or may not bear interest. These notes are called original issue discount notes. If original issue discount notes are redeemed before the stated maturity or their maturity is accelerated, the holder will be entitled to receive less than the principal amount of the notes that it holds. In addition, original issue discount notes may be considered "discount notes" for U.S. federal income tax purposes, as "United States Taxation -- Original Issue Discount" describes later in this prospectus supplement. The pricing supplement may describe other considerations that apply only to original issue discount notes.

                                AMORTIZING NOTES

     We will make payments on amortized notes at intervals specified in the pricing supplement and at maturity. Unless the applicable pricing supplement specifies otherwise, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will count towards interest first and then to the reduction of the unpaid principal amount. The applicable pricing supplement and note each will provide information regarding repayment and other matters.

                     FOREIGN CURRENCY NOTES, MULTI-CURRENCY
                            NOTES AND INDEXED NOTES

     A foreign currency or indexed currency supplement in the applicable pricing supplement will establish provisions that apply to notes denominated in a currency other than U.S. dollars. This currency supplement will specify the following information:

     - the currency or currencies, including composite currencies, of payments on the note;

     - tax considerations;

     - method for determining the principal amount due at maturity;

     - risks associated with this type of note;

     - whether the principal amount at maturity will be determined by reference to the exchange rate of a currency other than U.S. dollars to an indexed currency or other index. Indexed notes' principal amount due at maturity may be greater or less than the face amount of the note depending upon the relative value of the non-U.S. currency and the indexed currency; and

     - any other terms relating to the denomination in a currency other than U.S. dollars.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your pricing supplement, your note will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. We will be entitled to redeem your notes in the circumstances described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Redemption and Repayment". Except as described in the accompanying prospectus, we will not be entitled to redeem your note before its stated maturity unless your pricing supplement specifies a redemption commencement date. You will not be entitled to require us to buy your note from you before its stated maturity unless your pricing supplement specifies one or more repayment dates.

     If your pricing supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices, which will be expressed as a percentage of the principal amount of your note. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

     If your pricing supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

     If your pricing supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     If we exercise an option to redeem any note, we will give to the trustee and the holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described in the prospectus under "Description of Debt Securities We May Offer -- Notices".

     If a note represented by a global note is repayable at the holder's option, DTC or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interest, requesting that they notify DTC to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by DTC before the applicable deadline for exercise.

     Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

                             UNITED STATES TAXATION

     This section describes the principal United States federal income tax consequences of owning the notes we are offering. It is the opinion of Sullivan & Cromwell, counsel to Popular. It applies to you only if you are an initial purchaser of notes and you own your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of Popular entitled to vote;

     - a person that is not a United States holder, as defined below;

     - a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws may change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder this section does not apply to you and you should refer to "-- Non-United States Holders" below.

PAYMENTS OF INTEREST

     Except as described below in the case of interest on a discount note that is not qualified stated interest (each as defined below under "-- Original Issue Discount"), you will be taxed on any interest on your note (including any additional amounts paid with respect to withholding tax on the notes), whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars, which we call a "foreign currency", as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes. You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. Interest paid by Popular on the notes and original issue discount, if any, accrued with respect to the notes (as described below under "-- Original Issue Discount") constitutes income from sources outside the United States, but, with some exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation.

     CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you acquire after that time. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note) denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

     If you own a note, other than a note with a term of one year or less (a short-term note), it will be treated as issued at an original issue discount (a discount note) if the amount by which the note's "stated redemption price at maturity" exceeds its "issue price" is more than a "de minimis amount". All three terms are defined below. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with some exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that we discuss below under "-- Variable Rate Notes".

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity (the de minimis amount). Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If, however, the amount of original issue discount on your note is more than the de minimis amount as otherwise determined, and all stated interest provided for in your note would be qualified stated interest except that for one or more accrual periods the interest rate is below the rate applicable for the remainder of your note's term, then for purposes of determining whether your note has de minimis original issue discount your note's stated redemption price at maturity is treated as equal to the note's issue price plus the greater of the amount of foregone interest or the excess (if any) of the instrument's stated principal amount over its issue price. The amount of foregone interest is the amount of additional stated interest that would be required to be payable on your note during the period of the interest shortfall so that all stated interest would be qualified stated interest. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

     - the amount of the principal payment made divided by

     - the stated principal amount of the note.

     INCLUSION OF ORIGINAL ISSUE DISCOUNT IN INCOME. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, which we call "OID", in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasing amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

     - multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

     - subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

     - adding your discount note's issue price and any accrued OID for each prior accrual period, and then

     - subtracting any payments previously made on your discount note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued before the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

     - the amount payable at the maturity of your note other than any payment of qualified stated interest, and

     - your note's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price (determined as described above under "-- Original Issue Discount" on page S-23), the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

     - the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note, divided by

     - the excess of the sum of all amounts payable, other than qualified stated interest, on your note after the purchase date over your note's adjusted issue price.

     MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

     - you purchase your note for less than its issue price (determined as described above under "-- Original Issue Discount" on page S-23); and

     - your note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note's stated redemption price at maturity or the revised issue price, multiplied by the number of complete years to the note's maturity.

To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

     If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, this method will apply only to the note with respect to which it is made and you may not revoke this election.

     If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     PRE-ISSUANCE ACCRUED INTEREST. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

     - a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

     - the first stated interest payment on your note is to be made within one year of your note's issue date; and

     - the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

     NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether this contingency relates to payments of interest or of principal. In this case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

     - the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

     - one of these schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or Popular has an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

     - in the case of an option or options that Popular may exercise, Popular will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

     - in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and Popular hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading "-- Inclusion of Original Issue Discount in Income", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "-- Notes Purchased at a Premium") or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

     - the issue price of your note will equal your cost;

     - the issue date of your note will be the date you acquired it; and

     - no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it unless the note has amortizable bond premium or market discount. If the note has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year after that year. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     VARIABLE RATE NOTES.  Your note will be a variable rate note if:

     - your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

       * .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

       * 15 percent of the total noncontingent principal payments; and

     - your note provides for stated interest (compounded or paid at least annually) only at:

       * one or more qualified floating rates;

       * a single fixed rate and one or more qualified floating rates;

       * a single objective rate; or

       * a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

     - variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

     - the rate is equal to this kind of rate multiplied by either:

       * a fixed multiple that is greater than 0.65 but not more than 1.35; or

       * a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

     - the value of the rate on any date during the term of your note is set no earlier than three months before the first day on which that value is in effect and no later than one year following that first day.

     If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to some restrictions (including caps, floors, governors, or other similar restrictions) unless these restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single objective rate if:

     - the rate is not a qualified floating rate;

     - the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

     - the value of the rate on any date during the term of your note is set no earlier than three months before the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a qualified inverse floating rate if:

     - the rate is equal to a fixed rate minus a qualified floating rate; and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     Commercial paper rate notes, prime rate notes, LIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, 11th district rate notes, and federal funds rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

     - determining a fixed rate substitute for each variable rate provided under your variable rate note;

     - constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

     - determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

     - adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a particular type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- Payments of Interest -- Accrual Basis Taxpayers" above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note's yield to maturity, to that year. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, the election will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you acquire after that time, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount" for more information about the consequences of an election to amortize bond premium.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

     - adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

     - subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of this amount on:

     - the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

     - the date of disposition, if you are an accrual basis taxpayer; or

     - the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent:

     - described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Original Issue Discount Market Discount";

     - attributable to accrued but unpaid interest;

     - the rules governing contingent payment obligations apply; or

     - attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED NOTES AND RENEWABLE, EXTENDIBLE AND AMORTIZING NOTES

     The applicable pricing supplement will discuss any special United States federal income tax rules (a) with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes, (b) with respect to any renewable and extendible notes and (c) with respect to any notes providing for the periodic payment of principal over the life of the note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, if you are a noncorporate United States holder, Popular and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

                           NON-UNITED STATES HOLDERS

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect to a Note and payments made upon the sale of a Note to non-United States Holders who fail to provide certain identifying information. Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Popular is offering the notes on a continuous basis through the agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the notes. In addition, the notes may also be sold to an agent, as principal, for resale to investors or other purchasers. The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. Investors have no assurance that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes. Popular reserves the right to withdraw, cancel or modify this offer without notice. Popular or any agent may reject any offer to purchase the notes in whole or in part.

     Unless the applicable pricing supplement specifies otherwise, Popular will sell notes to an agent at a price equal to 100% of the notes' principal amount less the commission applicable to an agency sale of a note of identical maturity. Popular and an agent may agree that the agent may utilize its reasonable efforts as an agent to solicit offers to purchase notes at 100% of their principal amount, unless the applicable pricing supplement specifies otherwise. Depending upon the maturity of the note, Popular will pay a commission to each agent ranging from .125% to .750% of the principal amount of any note sold through that agent. Popular and the agents will negotiate the commissions payable on the sale of notes with stated maturities in excess of 30 years. Popular may also sell notes directly to investors on its own behalf, in which case no commission will be payable.

     In addition, the agents may offer the notes they have purchased as principal to other dealers. The agents may sell notes to any dealer at a discount which, unless the applicable pricing supplement specifies otherwise, will not be in excess of the discount the agent receives from Popular. If all the notes are not sold at the initial offering price, Popular or the agents may change the offering price and the other selling terms.

     Popular has reserved the right to accept offers to purchase notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of notes by the agents. In addition, Popular has reserved the right to appoint additional agents for the purpose of soliciting offers to purchase notes. The applicable pricing supplement will provide the names of any additional distributors or agents.

     Popular reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject all or part of any orders whether the orders are placed directly with Popular or through an agent. Each agent will have the right in its reasonable discretion to reject all or part of any offer to purchase notes that it receives.

     Unless otherwise provided in a pricing supplement relating to foreign currency, multi-currency or indexed notes, purchasers must pay the purchase price of the notes in immediately available funds in New York City on the settlement date.

     Popular has agreed to indemnify the agents against and to make contributions relating to some civil liabilities, including liabilities under the Securities Act of 1933. The agents may be deemed to be "underwriters" within the meaning of this Act. Popular has also agreed to reimburse the agents for some of their expenses.

     Popular Securities, Inc., a wholly owned subsidiary of Popular, Inc., is a member of the National Association of Securities Dealers, Inc. and is participating in the distribution of this offering as an agent. The offering is therefore being made in compliance with the applicable provisions of NASD Conduct Rule 2720. No NASD member may sell the securities to a discretionary account without the prior specific written approval of the customer.

     Each agent who purchases notes as principal on a fixed price basis in connection with an offering of notes may engage in transactions that stabilize the price of notes in the offering. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If an agent creates a short position in the notes, i.e., if it sells notes in an aggregate principal amount exceeding that stated in the applicable pricing supplement, that agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these purchases.

     None of Popular or any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, none of Popular or any of the agents make any representation that the agents will engage in these transactions or that the transactions, once commenced, will not be discontinued without notice.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for Popular by Sullivan & Cromwell, New York, New York, and for the agents by Brown & Wood LLP, New York, New York. Brunilda Santos de Alvarez, Esq., counsel to Popular, will pass upon the validity of the notes as to matters of Puerto Rico law for Popular. Sullivan & Cromwell and Brown & Wood LLP will rely as to all matters of the laws of the Commonwealth of Puerto Rico upon the opinion of Brunilda Santos de Alvarez, Esq. The opinions of Sullivan & Cromwell, Brunilda Santos de Alvarez, Esq., and Brown & Wood LLP will be conditioned upon and subject to assumptions regarding future action required to be taken by Popular and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of their opinions. Brunilda Santos de Alvarez, Esq. owns, directly or indirectly, 2,728 shares of common stock of Popular, Inc. pursuant to Popular, Inc.'s employee stock ownership plan, as well as 1,061 other shares. The employee stock ownership program is open to all employees of Popular, Inc.

PROSPECTUS

                                 POPULAR, INC.

                                       OR

                        POPULAR INTERNATIONAL BANK, INC.

                                       OR

                          POPULAR NORTH AMERICA, INC.

                      DEBT SECURITIES AND PREFERRED STOCK

- By this prospectus, we may offer from time to time up to $1,500,000,000 of our:

  - debt securities and

  - preferred stock

- Popular will unconditionally and absolutely guarantee all debt securities and preferred stock offered by Popular International Bank or Popular North America.

- When we offer debt securities or preferred stock, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities or preferred stock, including the offering price.

- You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities or preferred stock carefully before you invest.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     We may sell the debt securities or preferred stock directly or through one or more agents or dealers. The agents are not required to sell any specific number or amount of the debt securities or preferred stock.

     We may use this prospectus in the initial sale of any security. In addition, we or affiliates may use this prospectus in a market-making transaction in any security after its initial sale. UNLESS WE OR OUR AGENT INFORMS THE PURCHASER OTHERWISE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

     When we define a specialized term, it appears in BOLD, ITALICIZED type. We refer to the debt securities and preferred stock issued under the terms of this prospectus as the SECURITIES and to Popular's guarantee of securities offered by Popular International Bank or Popular North America as the GUARANTEES.

                 The date of this prospectus is August 6, 1999.

                                 POPULAR, INC.

     Popular is a diversified bank holding company (formerly BanPonce Corporation). As a bank holding company, Popular is registered under the Bank Holding Company Act of 1956 and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Popular was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and has developed into the largest financial institution in Puerto Rico. On March 31, 1999, Popular ranked as the 36th largest bank holding company in the United States in terms of total assets. At June 30, 1999, Popular's consolidated assets totaled $23.7 billion, its aggregate deposits were $13.9 billion, and its stockholders' equity amounted to $1.7 billion.

     In 1998, Popular commenced a program to reorganize and streamline its operations in the mainland United States. The reorganization allows Popular to take advantage of recent changes in U.S. federal banking laws involving branch banking across state lines. The reorganization was largely completed on January 1, 1999.

     Popular's principal subsidiary, Banco Popular de Puerto Rico, which we refer to as BANCO POPULAR, was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank. At June 30, 1999, Banco Popular had consolidated total assets of $17.1 billion, deposits of $10.3 billion and stockholder's equity of $1.1 billion. Banco Popular accounted for 72% of the total consolidated assets of Popular at June 30, 1999. A consumer-oriented bank, Banco Popular has the largest retail franchise in Puerto Rico, operating 199 branches and 426 automated teller machines. Banco Popular also has the largest trust operation in Puerto Rico.

     Banco Popular also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands.

     Banco Popular's deposits are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

     In addition to its branch banking network, Banco Popular offers more specialized services through three subsidiaries:

     - Popular Leasing & Rental, Inc., Puerto Rico's largest vehicle leasing and daily rental company;

     - Popular Finance, Inc., a small-loan and secondary mortgage company with 50 offices in Puerto Rico; and

     - Popular Mortgage, Inc., a mortgage bank with eleven offices in Puerto
       Rico.

     Popular has two other principal subsidiaries:

     - Popular Securities, Inc., a securities broker-dealer in Puerto Rico with brokerage, financial advisory and investment operations for institutional and retail customers; and

     - Popular International Bank, Inc.

     Popular International Bank owns all of the outstanding stock of Popular North America and ATH Costa Rica, which provides ATM switching and driving services in San Jose, Costa Rica. In addition, Popular International Bank has an investment in 57% of the outstanding stock of Banco Fiduciario S.A., a commercial bank in the Dominican Republic with total assets of $441.3 million as of June 30, 1999.

     More information regarding Popular North America and Popular International Bank is provided below under "Popular International Bank, Inc." and "Popular North America, Inc."

     Popular's principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and its telephone number is (787) 765-9800.

                        POPULAR INTERNATIONAL BANK, INC.

     Popular International Bank, a wholly owned subsidiary of Popular, was organized in 1992 under the laws of the Commonwealth of Puerto Rico. Popular International Bank operates as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico and is a registered bank holding company under the Bank Holding Company Act. Popular International Bank owns all of the outstanding capital stock of Popular North America. Popular International Bank is principally engaged in providing managerial services to its subsidiaries. Summary consolidated financial statements of Popular International Bank are included in the notes to Popular's consolidated financial statements that are incorporated by reference.

                          POPULAR NORTH AMERICA, INC.

     Popular North America (formerly BanPonce Financial Corp.), a wholly owned subsidiary of Popular International Bank and an indirectly wholly owned subsidiary of Popular, was organized in 1991 under the laws of the State of Delaware.

     Popular North America functions as a holding company for Popular's mainland U.S. operations. It does not engage directly in any operational activities other than providing managerial services to and raising funds for Popular's mainland U.S. operations. As a bank holding company, Popular North America is registered under the Bank Holding Company Act.

     Following the reorganization referred to above under "Popular, Inc.", Popular's banking operations in the mainland U.S. are principally carried out through Banco Popular North America. Popular's banking operations in Texas are presently carried out through Banco Popular, N.A. (Texas), which is expected to be merged with and into Banco Popular North America in 1999. We have focused our activities in the mainland United States on a number of selected states:

     - In New York, Banco Popular North America operates 31 branches. As of June 30, 1999, our New York branches accounted for aggregate assets of $2.1 billion and total deposits of $1.6 billion.

     - In Illinois, Banco Popular North America operates 19 branches with total assets of $1.3 billion and deposits of $945.5 million as of June 30, 1999.

     - In California Banco Popular North America operates 15 branches with total assets of $425 million and deposits of $312.6 million as of June 30, 1999.

     - Banco Popular North America operates 10 branches in New Jersey with total assets of $424.4 million and deposits of $313.4 million as of June 30, 1999.

     - Banco Popular North America operates eight branches in Florida. As of June 30, 1999, our Florida branches accounted for aggregate assets of $387.1 million and total deposits of $114.1 million.

     - In Texas, Banco Popular North America maintains five branches of Banco Popular, N.A. (Texas). As of June 30, 1999, the Texas branches accounted for aggregate assets of $142.8 million and deposits of $72.9 million.

     Other operations of Popular North America are carried out through the following subsidiaries:

     - Popular Cash Express is a retail financial services company offering services such as check cashing, money transfers to other countries, money order sales and processing of payments through 48 outlets and 32 mobile check cashing units in four states in the United States.

     - Equity One is a diversified consumer finance company engaged in the business of making personal and mortgage loans and providing dealer financing through 125 offices in 35 states with total assets of $1.4 billion as of June 30, 1999.

     Summary consolidated financial statements of Popular North America are included in the notes to Popular's consolidated financial statements that are incorporated by reference.

     If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

     In this prospectus, references to "we", "us" and "our" refer to Popular, Popular International Bank and Popular North America collectively and do not include any consolidated subsidiaries. When we refer to "your security" and "your prospectus supplement", we mean the security you have purchased and the prospectus supplement describing the specific terms of your security. When we refer to the "issuers", we mean Popular, Popular International Bank and Popular North America.

          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES OF POPULAR

                                                                      YEAR ENDED DECEMBER 31,
                                              SIX MONTHS ENDED    --------------------------------
                                               JUNE 30, 1999      1998   1997   1996   1995   1994
                                             ------------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits...........         1.8           1.8    1.8    2.0    2.0    2.6
  Including Interest on Deposits...........         1.4           1.4    1.4    1.4    1.4    1.5
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends:
  Excluding Interest on Deposits...........         1.8           1.8    1.8    2.0    2.0    2.5
  Including Interest on Deposits...........         1.4           1.4    1.4    1.4    1.4    1.5

     For purposes of computing these consolidated ratios, earnings represents income before income taxes plus fixed charges. Fixed charges represents all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

                           HOLDING COMPANY STRUCTURE

     Banco Popular and Banco Popular North America are subject to restrictions under federal law that limit the transfer of funds from either of the two to any of Popular, Popular International Bank, Popular North America or Popular Holdings USA, Inc., a wholly owned subsidiary of Popular North America, and other non-banking affiliates of Banco Popular and Banco Popular North America. Popular Holdings USA is registered as a bank holding company under the Bank Holding Company Act.

     A transfer to any non-banking affiliate is limited in amount to 10% of the transferring institution's capital stock and surplus, and transfers in the aggregate to all of the non-banking affiliates are limited to an aggregate of 20% of the transferring institution's capital stock and surplus. These restrictions apply regardless of whether the transfers were in the form of loans, other extensions of credit, investments or asset purchases. For these purposes, capital stock and surplus includes the institution's total risk-based capital plus the balance of its allowance for loan losses not included in risk-based capital. Furthermore, these loans and extensions of credit are required to be secured in specified amounts.

     Under the Federal Reserve Board policy, a bank holding company like Popular, Popular International Bank, Popular North America or Popular Holdings USA is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each subsidiary bank. This support may be required at times when, absent this policy, the bank holding company might not otherwise provide support. In addition, capital loans by a bank holding company to its subsidiary depository institutions are subordinated in right of payment to deposits and to certain other indebtedness of the subsidiary depository institution. In the event of a bank holding company's bankruptcy, a commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and entitled to a priority of payment. Banco Popular, Banco Popular North America and Banco Popular, N.A. (Texas) are currently the only depository institutions of Popular, Popular North America, Popular International Bank and Popular Holdings USA.

     The principal source of cash flow for Popular is dividends from Banco Popular. The principal source of cash flow for Popular International Bank is Popular North America. The principal source of cash flow for Popular North America is Banco Popular North America. Various statutory provisions limit the amount of dividends Banco Popular and Banco Popular North America can pay without regulatory approval. As member banks subject to the regulation of the Federal Reserve Board, Banco Popular and Banco Popular North America must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. In addition, a member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans that are past due with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand. A member bank may, however, net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account. At June 30, 1999, Banco Popular could have declared a dividend of approximately $105.7 million without the approval of the Federal Reserve Board. New York law and the National Bank Act contain similar limitations on the amount of dividends that a bank subsidiary can pay to its holding company.

     The payment of dividends by Banco Popular, Banco Popular North America and Banco Popular, N.A. (Texas) may also be affected by other regulatory requirements and policies, such as the maintenance of adequate capital. If the applicable regulatory authority believes that a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), the regulatory authority may require, after notice and hearing, that the depository institution cease and desist from that practice. The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capital-based limitations required by the Federal Deposit Insurance Act, which we refer to as the FDIA.

     As a commercial bank organized under the laws of Puerto Rico, Banco Popular is subject to supervision, examination and regulation by the Office of the Commissioner of Financial

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

Institutions of Puerto Rico, which we refer to as the Office of the Commissioner, pursuant to the Puerto Rico Banking Act of 1933, as amended, which we refer to as the Banking Law.

     Section 27 of the Banking Law requires that at least 10% of the yearly net income of Banco Popular be credited annually to a reserve fund. This apportionment shall be done every year until the reserve fund shall be equal to the total of paid-in capital on common and preferred stock. At the end of its most recent fiscal year, Banco Popular had a fund established in compliance with these requirements.

     Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter must be charged against the undistributed profits of the bank, and the balance, if any, must be charged against the reserve fund, as a reduction. If the reserve fund does not sufficiently cover the balance in whole or in part, the outstanding amount must be charged against the capital account and no dividend can be declared until the capital has been restored to its original amount and the reserve fund to 20% of the original capital.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve that, except as otherwise provided by the Office of the Commissioner, cannot be less than 20% of its demand liabilities, excluding government deposits (federal, state and municipal) which are secured by actual collateral. If a bank becomes a member of the Federal Reserve System, the 20% reserve requirement of
Section 16 does not apply and the reserve requirements of the Federal Reserve System shall be applicable. However, Banco Popular has been exempted from the reserve requirements of the Federal Reserve System, with respect to deposits payable in Puerto Rico, pursuant to an order of the Board of Governors of the Federal Reserve System dated November 24, 1982. Thus, the reserve requirements of Section 16 apply to those deposits.

     Because Popular, Popular International Bank, Popular North America and Popular Holdings USA are holding companies, their right to participate in the assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, including depositors in the case of subsidiary depository institutions, except to the extent that Popular, Popular International Bank, Popular North America or Popular Holdings USA, may itself be a creditor with recognized claims against the subsidiary.

     Under the FDIA, a depository institution, the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with

     - the default of a commonly controlled FDIC-insured depository institution or

     - any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default".

     "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a subsidiary depository institution to its parent company is subordinated to the subsidiary bank's cross-guarantee liability with respect to commonly controlled insured depository institutions.

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

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for

     - general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries,

     - the acquisition of other banking and financial institutions and

     - repayment of outstanding borrowings.

     We do not at present have any plans to use the proceeds from any offering for a material acquisition or to repay outstanding borrowings. All or a substantial portion of the proceeds from the sale of securities issued by Popular North America will be loaned by Popular North America to its direct or indirect subsidiaries, including Equity One, or used by Popular North America for general corporate purposes. The net proceeds from the sale of securities by Popular International Bank will be loaned by Popular International Bank to its affiliates or used by Popular International Bank for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the securities, including Popular's subsidiaries' funding requirements and the availability of other funds. Until used, the proceeds may be temporarily invested in short-term obligations.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

                     INFORMATION ABOUT OUR DEBT SECURITIES

     Three different issuers may offer debt securities using this prospectus:
Popular, Popular International Bank and Popular North America. In this section, we use "we" when referring to the issuers collectively and "the issuer" when referring to the particular company that issues a particular debt security or series of debt securities.

     As required by U.S. federal law for all debt securities of companies that are publicly offered, the debt securities issued under this prospectus are governed by documents called indentures. The indentures are contracts between us and The First National Bank of Chicago, which currently acts as trustee under each of the indentures. The trustee has two main roles:

     - First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "-- Default and Remedies"; and

     - Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt security to a new buyer if you sell and sending you notices.

     The indentures permit us to issue different series of debt securities from time to time. We may issue debt securities in such amounts, at such times and on such terms as we wish. The debt securities will differ from one another in their terms.

     Popular may issue senior debt securities under an indenture dated as of February 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 8, 1997 and as further supplemented by the Second Supplemental Indenture dated as of August 5, 1999, in each case between Popular and the trustee. Popular may issue subordinated debt securities under an indenture dated as of November 30, 1995 between Popular and the trustee. Popular North America may issue senior debt securities under an indenture dated as of October 1, 1991, as supplemented by the First Supplemental Indenture dated as of February 28, 1995, the Second Supplemental Indenture dated as of May 8, 1997 and the Third Supplemental Indenture dated as of August 5, 1999, in each case among Popular, Popular North America and the trustee. If Popular International Bank issues either senior or subordinated debt securities or if Popular North America issues subordinated debt securities, it will enter into an appropriate indenture with a trustee.

     The indentures mentioned in the previous paragraph are referred to collectively as the indentures. The debt securities issued under the indentures referred to in the previous paragraph are referred to collectively as the debt securities. The senior debt securities of Popular, Popular International Bank and Popular North America are referred to collectively as the senior debt securities and the subordinated debt securities of Popular, Popular International Bank and Popular North America are referred to collectively as the subordinated debt securities. A copy or form of each indenture is filed as an exhibit to the registration statement relating to the debt securities.

     Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not afford holders of the debt securities protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring or other highly leveraged transaction.

     This section summarizes the material terms that will apply generally to a series of debt securities. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as

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

described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

AMOUNTS THAT WE MAY ISSUE

     The indentures do not limit the aggregate amount of debt securities that we may issue, nor do they limit the aggregate amount of any particular series. We have initially authorized the issuance of debt securities and preferred stock having an initial offering price no greater than $1,500,000,000, or an equivalent amount in any other currencies or currency units. We may, however, increase this authorized amount at any time without your consent.

     The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described under "-- Restrictive Covenants" below.

HOW THE DEBT SECURITIES RANK AGAINST OTHER DEBT

     Unless otherwise specified in the prospectus supplement, the debt securities will not be secured by any property or assets of the issuers. Thus, by owning a debt security, you are one of the unsecured creditors of the issuer of your debt security. The senior debt securities will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer the senior debt securities would rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the issuer of the debt security. The subordinated debt securities may be subordinated to any of our other debt obligations as described in "-- Special Terms Relating to the Subordinated Debt Securities" below.

THIS SECTION IS ONLY A SUMMARY

     The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. The indentures and the debt securities are governed by New York law. A copy of each indenture or form of indenture has been filed with the SEC as part of our registration statement. See "-- Where You Can Find More Information" below for information on how to obtain a copy.

     Because this section and your prospectus supplement provide only a summary, they do not describe every aspect of the indentures and your debt security. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of certain terms used in the indentures. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures. In this section, however, we describe the meaning for only the more important of those terms.

                     FEATURES COMMON TO ALL DEBT SECURITIES

STATED MATURITY AND MATURITY

     The day on which the principal amount of your debt security is scheduled to become due and payable is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

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

CURRENCY OF DEBT SECURITIES

     Amounts that become due and payable on your debt security will be payable in a currency, composite currency or basket of currencies specified in your prospectus supplement.

     We call this currency, composite currency or basket of currencies a specified currency. The specified currency for your debt security will be U.S. dollars unless your prospectus supplement states otherwise. A specified currency may include the euro. Some debt securities may have different specified currencies for principal and interest.

     You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to the dealer or dealers that we name in your prospectus supplement, unless other arrangements have been made between you and us or between you and that dealer or dealers. We will make payments on your debt securities in the specified currency, except as otherwise described in your prospectus supplement.

TYPES OF DEBT SECURITIES

     We may issue the following types of debt securities:

     - FIXED RATE DEBT SECURITIES. A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

     - FLOATING RATE DEBT SECURITIES. A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be described in your prospectus supplement.

     - INDEXED DEBT SECURITIES. A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies, commodities or stocks, including baskets of stocks and stock indices, or to any other index described in the applicable prospectus supplement. If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed debt securities may also be exchangeable, at the option of the holder or the applicable issuer, into stock of an issuer other than the issuer of the indexed debt securities. If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. If you purchase a security exchangeable into stock of an issuer other than the issuer of the indexed debt securities, your prospectus supplement will include information about the issuer and may also tell you where additional information about the issuer is available. Before you purchase any indexed debt security, you should read carefully the section of your prospectus supplement entitled "Risks Relating to Indexed Debt Securities".

     A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A debt security issued

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

at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     Your prospectus supplement will describe one or more of the following terms of your debt security:

     - the issuer of the series of debt securities;

     - the title of the series of debt securities;

     - the stated maturity;

     - whether your debt security is a senior or subordinated debt security;

     - the specified currency or currencies for principal and interest, if not U.S. dollars;

     - the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

       -- If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A MARKET-MAKING TRANSACTION is one in which Popular Securities or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note;

     - whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security, and also whether it is an original issue discount debt security;

     - if your debt security is a fixed rate debt security, the rate at which your debt security will bear interest, if any, the regular record dates and the interest payment dates;

     - if your debt security is a floating rate debt security, the interest rate basis; any applicable index, currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent;

     - if your debt security is an original issue discount debt security, the yield to maturity;

     - if your debt security is an indexed debt security, the principal amount the issuer will pay you at maturity, the amount of interest, if any, the issuer will pay you on an interest payment date or the formula the issuer will use to calculate these amounts, if any, and whether your debt security will be exchangeable for or payable in stock of an issuer other than the issuer of the indexed debt security or other property;

     - whether your debt security may be redeemed or repaid by the issuer at our or the holder's option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" below;

     - whether we will issue or make available your debt security in non-book-entry form;

     - the denominations in which securities will be issued (if other than integral multiples of U.S. $1,000); and

     - any other terms of your debt security that are consistent with the provisions of the indentures.

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

                         LEGAL OWNERSHIP OF SECURITIES

     Please note that in this prospectus, the term "HOLDERS" means those who own securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in securities registered in "street name" or in securities issued in book-entry form through The Depository Trust Company.

     We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect holders of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     Securities represented by one or more global securities are registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Under the indentures, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants make these payments under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in global securities will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as debt securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

     We may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name". Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

     If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holder's consent, if ever required;

     - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of securities. We do not have obligations to investors who hold beneficial interests in street name, in global securities or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we issue the securities only in global form.

     For example, once we make payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- e.g., to amend the indentures or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

                        WHAT IS A GLOBAL DEBT SECURITY?

     We may issue each debt security only in book-entry form. Each debt security issued in book-entry form will be represented by a global debt security that we will deposit with and register in the name of a financial institution or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we say otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

     A global debt security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global debt security will have the same terms. We may, however, issue a global debt security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global debt security a master global debt security.

     A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Special Considerations for Global Debt Securities -- Special Situations When a Global Debt Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global debt security, and investors will be permitted to own only beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a legal holder of the debt security, but only an indirect holder of a beneficial interest in the global debt security.

     If the prospectus supplement for a particular debt security indicates that the debt security will be issued in "global form only", then the debt security will be represented by a global debt security at all times unless and until the global debt security is terminated under one of the special situations described below under "-- Special Considerations for Global Debt Securities -- Special Situations When a Global

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

Debt Security Will Be Terminated". The global debt security may be a master global debt security, although your prospectus supplement will not indicate whether it is a master global debt security.

                           SPECIAL CONSIDERATIONS FOR
                             GLOBAL DEBT SECURITIES

     As an indirect holder, an investor's rights relating to a global debt security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a legal holder of debt securities and instead deal only with the depositary that holds the global debt security.

     If debt securities are issued only in the form of a global debt security, an investor should be aware of the following:

     - An investor cannot get the debt securities registered in his or her own name and cannot get non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "-- Legal Ownership of Securities" above;

     - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to the investor's interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way;

     - The depositary may require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL DEBT SECURITY WILL BE TERMINATED

     In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be legal holders. We have described the rights of holders and street name investors above under "-- Legal Ownership of Securities".

     The special situations for termination of a global debt security are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global debt security and we do not appoint another institution to act as depositary within 60 days;

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

     - when we notify the trustee that we wish to terminate that global debt security; or

     - when an event of default has occurred with regard to debt securities represented by that global debt security and has not been cured or waived; we discuss defaults below under "-- Default and Remedies".

     When a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

                                    NOTICES

     Notices to be given to holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

     IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT BOOK ENTRY, STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES.

                                FORM, EXCHANGE,
                           REGISTRATION AND TRANSFER

     Debt securities may be issued:

     - only in fully registered form; and

     - without interest coupons.

     Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

     Holders may exchange or transfer their certificated debt securities at the office of the trustee. We will initially appoint the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

     Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any debt securities are redeemable and we redeem less than all those debt securities, we may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

     If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection since it will be the sole holder of the debt security.

                            PAYMENT AND PAYING AGENT

     The issuer will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. The issuer will only be required to make payment of principal and interest at the office of the paying agent, except that at its option, it may pay interest by mailing a check to the holder. Unless we indicate otherwise in the applicable prospectus supplement, the issuer will pay interest to the person who is the holder at the close of business on the record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

     We will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any fixed rate debt security and for any floating rate debt security.

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

PAYING AGENT

     We will specify the paying agent for payments with respect to debt securities of each series of debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we must maintain a paying agent in each place of payment for each series of debt securities.

UNCLAIMED PAYMENTS

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to the issuer (or any guarantor) for payment and not to the trustee, any other paying agent or anyone else.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, except as described below, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

     If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities will apply.

     If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

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

     If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. Notice of this redemption will be mailed to holders at the address that appears on the register of the redeemed debt securities.

     If a debt security represented by a global debt security is repayable at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the rights to repayment. Any indirect holders who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

     Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

     A change in law, regulation or interpretation could oblige Popular or Popular International Bank to pay the additional amounts that are discussed in "-- Taxation by the Commonwealth of Puerto Rico" below. If this happens, we will have the option of redeeming or repaying an entire series of the debt securities at our discretion after giving between 30 and 60 days' notice to the holders at a redemption price of 100% of the principal amount of the notes with the accrued interest to the redemption date, or another redemption price specified in the applicable prospectus supplement.

                        MERGERS AND SIMILAR TRANSACTIONS

     Each issuer is generally permitted to merge or consolidate with another entity. Each issuer is also permitted to sell its assets substantially as an entirety to another firm. An issuer may not take any of these actions, however, unless all the following conditions are met:

     - If the successor firm in the transaction is not the applicable issuer, the successor firm must expressly assume that issuer's obligations under the debt securities, the guarantees and the indentures.

     - Immediately after the transaction, no default under the indentures or debt securities of that issuer has occurred and is continuing. For this purpose, "default under the indentures or debt securities" means an event of default or any event that would be an event of default if the requirements for giving us default notice and for the issuer's default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default and Remedies".

     These conditions will apply only if an issuer wishes to merge, consolidate or sell its assets substantially as an entirety. An issuer will not need to satisfy these conditions if it enters into other types of transactions, including any transaction in which it acquires the stock or assets of another firm, any transaction that involves a change of control of it but in which it does not merge or consolidate and any asset sale that does not constitute a sale of its assets substantially as an entirety.

     The meaning of the phrase "substantially as an entirety" as used above will be interpreted in connection with the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of the assets of the issuer substantially as an entirety.

                             RESTRICTIVE COVENANTS

     In the senior indentures, Popular promises not to sell, transfer or otherwise dispose of any voting stock of Banco Popular or permit Banco Popular to issue, sell or otherwise dispose of any of its voting stock, unless, after giving effect to the transaction, Banco Popular remains a controlled subsidiary (as defined below), except as provided above under "-- Mergers and Similar Transactions".

     In addition, Popular may not permit Banco Popular to:

     - merge or consolidate, unless the survivor is a controlled subsidiary, or

     - convey or transfer its properties and assets substantially as an entirety, except to a controlled subsidiary.

     The senior indentures define "voting stock" as the stock of the class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of a corporation. Stock that may vote only if an event occurs that is beyond the control of its holders is not considered voting stock under the senior indentures, whether or not the event has happened. "Controlled subsidiary" means any corporation of which an issuer owns more than 80% of the outstanding voting stock.

     Popular also promises in the senior indentures not to, nor to permit any material banking subsidiary to, create, incur or permit to exist any indebtedness for borrowed money secured by a lien or other encumbrance on the voting stock of any material banking subsidiary unless Popular's senior debt securities, Popular's guarantees of Popular North America's senior debt securities and, at Popular's discretion, any other indebtedness with a right of payment equal to Popular's senior debt securities and Popular's guarantees of Popular North America's senior debt securities are secured on an equal basis. "Material banking subsidiary" means any controlled subsidiary chartered as a banking corporation under federal, state or Puerto Rico law that is a significant subsidiary of Popular as defined in Rule 1-02 of Regulation S-X of the SEC. As of the date of this prospectus, Banco Popular and Banco Popular North America are the only material banking subsidiaries of Popular.

     Liens imposed to secure taxes, assessments or governmental charges or levies are not restricted, however, provided they are:

     - not then due or delinquent;

     - being contested in good faith;

     - are less than $10,000,000 in amount;

     - the result of any litigation or legal proceeding which is currently being contested in good faith or which involves claims of less than $10,000,000; or

     - deposits to secure surety, stay, appeal or customs bonds.

     The subordinated indentures do not contain similar restrictions.

                              DEFAULT AND REMEDIES

     Every year each issuer is required to send the trustee for its debt securities a report on its

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

performance of its obligations under the senior indentures and the subordinated indentures and on any default. You will have special rights if an event of default with respect to your senior debt security occurs and is not cured, as described in this subsection.

EVENTS OF DEFAULT

     SENIOR INDENTURES. With respect to your senior debt security, the term "event of default" means any of the following:

     - The issuer does not pay the principal or any premium on any senior debt security of that issuer on its due date;

     - The issuer does not pay interest on any senior debt security of that issuer within 30 days after its due date;

     - The issuer does not deposit a sinking fund payment with regard to any senior debt security of that issuer on its due date, but only if the payment is required in the applicable prospectus supplement;

     - The issuer remains in breach of its covenants described under "-- Restrictive Covenants" above, or any other covenant it makes in the senior indentures for the benefit of the debt securities of that issuer, for 60 days after it receives a notice of default stating that it is in breach. However, the breach of a covenant that the senior indentures expressly impose only on a different series of senior debt securities than the series of which your senior debt security is a part will not be an event of default with respect to your senior debt security;

     - The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer defaults under borrowed money debt (see below) totaling in excess of $10,000,000, its obligation to repay that debt is accelerated by our lenders and its repayment obligation remains accelerated, unless the debt is paid, the default is cured or waived or the acceleration is rescinded within 30 days after it receives a notice of default;

     - The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer files for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to an issuer, the guarantor (when other than the issuer) or material banking subsidiary of the issuer occur; or

     - If your prospectus supplement states that any additional event of default applies to your senior debt security, that event of default occurs.

     However, a notice of default as described in the fourth and fifth bullet points above must be sent by the trustee or the holders of at least 25% of the principal amount of senior debt securities of the series for those events to be events of default.

     "Borrowed money debt" means any of the issuer's indebtedness for borrowed money or the indebtedness of a material banking subsidiary of the issuer, other than the series of which your senior debt security is a part.

     The trustee shall give notice of any default, but notice of a default with respect to a covenant as described in the fourth bullet point above will not be given until at least 30 days after it occurs.

     SUBORDINATED INDENTURES. With respect to your subordinated debt security, the term "event of default" means that a filing for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the issuer occurs. The subordinated indentures do not provide for any right of acceleration of the payment of principal upon a default in the payment of principal or interest or in the performance of any covenant or agreement on a series of subordinated debt securities or on the subordinated indentures.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

     Under certain circumstances, the holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred.

     SENIOR INDENTURES. If an event of default on the senior debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare the entire principal amount of the senior debt securities of that series to be due immediately.

     This situation is called an "acceleration of the maturity" of the senior debt securities. If the maturity of any senior debt securities of any series is accelerated, the holders of a majority in principal amount of the senior debt securities of that series affected by the acceleration may cancel the acceleration for all of those senior debt securities if the issuer has paid all amounts due with respect to those securities, other than amounts due because of the acceleration of the maturity, and all events of default, other than nonpayment of their accelerated principal, have been cured or waived.

     SUBORDINATED INDENTURES. If an event of default on the subordinated debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series may declare the entire principal amount of that series of subordinated debt securities to be due immediately. This situation is called an acceleration of the maturity of those subordinated debt securities. If the maturity of any subordinated debt securities of any series is accelerated, the holders of at least a majority in principal amount of the subordinated debt securities of that series affected by the acceleration may cancel the acceleration for all the affected subordinated debt securities.

TRUSTEE'S INDEMNITY

     If an event of default on any series of debt securities occurs, the trustee for those securities will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the trustee is not required to take any action under any of the indentures at the request of any holders unless the holders of that series offer the trustee reasonable protection from expenses and liability. This is called an "indemnity". If reasonable indemnity is provided, the holders of a majority in principal amount of all of the outstanding debt securities of that series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders of that series may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

     Before you can bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

     - The holders of not less than 25% in principal amount of all debt securities of that series must make a written request that the trustee take action because of the default, and they or you must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - During those 60 days, the holders of a majority in principal amount of the debt securities of that series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of that series.

     You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

     Book-entry, street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

                            MODIFICATION AND WAIVER
                               OF THE INDENTURES

     There are three types of changes we can make to the indentures and the debt securities.

CHANGES REQUIRING YOUR APPROVAL

     First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of this type of change:

     - change the stated maturity for any principal or interest on a debt security;

     - reduce the principal amount, the amount of principal of an original issue discount security payable on acceleration of the maturity after a default, the interest rate or the redemption price of a debt security;

     - change the currency of any payment on a debt security;

     - change the place of payment on a debt security;

     - impair a holder's right to sue for payment of any amount due on its debt security;

     - reduce the percentage in principal amount of the debt securities of any series of debt securities, the approval of whose holders is needed to change the indentures;

     - reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to modify or amend the indenture or waive an issuer's compliance with the indenture or to waive defaults;

     - modify the subordination provision of the subordinated indentures, unless the change would not adversely affect the interests of the holders of that series of debt securities; and

     - in the case of Popular North America's and Popular International Bank's indentures, modify the terms and conditions of the guarantor's obligations regarding the due and punctual payment of principal or any premium, interest, additional amounts we describe below under "-- Taxation by the Commonwealth of Puerto Rico" or sinking fund payment.

CHANGES NOT REQUIRING APPROVAL

     The second type of change does not require any approval by holders of debt securities. This type is limited to clarifications and changes that would not adversely affect the interests of the holders of the debt securities in any material respect. Nor do we need your consent to make changes that affect only other debt securities to be issued after the changes take effect.

     We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities or series of debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

CHANGES REQUIRING MAJORITY APPROVAL

     Any other changes to the indentures and the debt securities would require the following approval:

     - If the change affects only one series of debt securities, it must be approved by the holders of at least a majority in principal amount of that series.

     - If the change affects more than one series of debt securities, it must be approved by the holders of at least a majority in principal amount of each series of the particular issuer's debt securities affected by the change.

In each case, the required approval must be given by written consent.

     The approval of at least a majority in principal amount of the debt securities of each affected series of an issuer would be required for the issuer to obtain a waiver of any of its covenants in the indentures. The covenants include the promises about merging and putting liens on the issuer's interests, which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenants". If the required holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "-- Changes Requiring Your Approval", unless that holder approves the waiver.

     Book-entry, street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

FURTHER DETAILS CONCERNING VOTING

     When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

     - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

     - For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

     - For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

                          TAXATION BY THE COMMONWEALTH
                                 OF PUERTO RICO

     We will not withhold or deduct any present or future taxes, duties, assessments or governmental charges that are imposed or levied by or on behalf of Puerto Rico or by or with any district, municipality or other political subdivision of Puerto Rico from payments to holders of the debt securities and all payments made under the guarantees unless the law requires us to withhold or deduct these taxes, duties, assessments or governmental charges.

     In the event that law requires the issuer to deduct or withhold any amounts in respect of taxes, duties, assessments or governmental charges, the issuer will pay these additional amounts of principal, premium and interest (after deduction of these taxes, duties, assessments or governmental charges) in the payment to the holders of the debt securities, of the amounts which we would otherwise have paid in respect to the debt securities in the absence of deductions or withholding, which we refer to as additional amounts, except that we will not pay any additional amounts:

     - to a holder of a debt security or an interest in or rights in a debt security where deduction or withholding is required because the holder has some connection with Puerto Rico or any political subdivision or taxing authority of Puerto Rico or any political subdivision other than the mere holding of and payment in respect of the debt security;

     - to a holder of a debt security when any deduction or withholding would not have been required but for the holder's presentation for payment on a date more than 30 days after maturity or the date on which payment is duly provided for, whichever occurs later; or

     - to a holder when any deduction or withholding would not have been required but for the holder's failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Puerto Rico, or any political subdivision or taxing authority of Puerto Rico if law requires compliance as a precondition to exemption from deduction or withholding.

                         SPECIAL TERMS RELATING TO THE
                          SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, the following provisions apply to the subordinated debt securities and Popular's guarantees of the subordinated debt securities of Popular International Bank and Popular North America.

     The right of a holder of subordinated debt securities to payment from any distribution of an issuer's assets resulting from any dissolution, winding up, liquidation, bankruptcy or reorganization of the issuer are subordinated to the prior right to payment in full of all of that issuer's senior indebtedness (as defined later in this section). The issuer's obligation to make payments on the subordinated debt securities will not otherwise be affected. No payment on the issuer's subordinated debt securities may be made during a default on any senior indebtedness of the issuer. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness of the issuer, in the event of a distribution of assets upon insolvency, some of the issuer's creditors may recover more, ratably, than holders of subordinated debt securities of the issuer.

     In addition, any amounts of cash, property or securities available after satisfaction of the rights to payment of senior indebtedness will be applied first to pay for the full payment of the issuer's other financial obligations (as defined below) before any payment will be made to holders of the subordinated debt securities. If the maturity of any subordinated debt securities is accelerated, all senior indebtedness of the issuer would have to be repaid before any payment could be made to holders of the issuer's subordinated debt securities. Because of this subordination, if an issuer becomes insolvent, its creditors who are not holders of senior indebtedness or subordinated debt securities may recover ratably less than holders of its senior indebtedness and may recover ratably more than holders of its subordinated debt securities.

     "Senior indebtedness" of an issuer means an issuer's indebtedness for money borrowed, except indebtedness that by its terms is not superior in right of payment to the subordinated debt securities.

     "Other financial obligations" of an issuer are defined in the subordinated indenture of that issuer to mean obligations of that issuer to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts,

     - derivative instruments or

     - similar financial instruments.

     Other financial obligations shall not include:

     - obligations on account of an issuer's senior indebtedness and

     - obligations on account of indebtedness for money borrowed ranking equally in their priority of claim to payment with or subordinate to the claim of subordinated debt securities.

     As of June 30, 1999, Popular had $2.1 billion principal amount of senior indebtedness, which includes $1.2 billion in senior indebtedness of Popular North America that is guaranteed by Popular, and no other financial obligations, Popular International Bank had $14.5 million principal amount of senior indebtedness and no other financial obligations, and Popular North America had $1.3 billion principal amount of senior indebtedness and $70 million of other financial obligations.

                              POPULAR'S GUARANTEE

     Popular will guarantee punctual payment on the Popular International Bank and Popular North America senior debt securities, when and as payments are due and payable. Popular's guarantee is absolute and unconditional, without regard for any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. A guarantee executed by Popular will evidence the guarantee and will appear on each Popular International Bank and Popular North America senior debt security. Holders of the Popular International Bank and Popular North America senior debt securities may proceed directly against Popular in the event of default under the Popular International Bank and Popular North America senior debt securities without first proceeding against Popular International Bank or Popular North America. The guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of Popular.

     Popular will guarantee the punctual payment of rights of payment under the Popular International Bank and Popular North America subordinated debt securities on a subordinated basis and otherwise on the same terms as the Popular International Bank and Popular North America senior debt securities.

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The First National Bank of Chicago is the trustee under all of the indentures that have been signed, and we currently expect it will be the trustee under the indentures that have not been signed. In addition, it is the trustee for Popular North America's February 5, 1997 junior subordinated indenture.

     If an event of default (or an event that would be an event of default if the requirements for giving the issuer default notice or the default having to exist for a specific period of time were disregarded) occurs under any of the debt securities of an issuer, the trustee may be considered to have a conflicting interest in respect to the debt securities or one of the other indentures for purposes of the Trust Indenture Act of 1939. In that case the trustee may be required to resign under one or more indentures and we would be required to appoint a successor trustee. The trustee provides us with banking and other services in the normal course of business.

                         DESCRIPTION OF PREFERRED STOCK

This section summarizes the material terms that will apply generally to the preferred stock we may issue under this prospectus, which is referred to as the "preferred stock".

     Each series of preferred stock will have financial and other terms specific to it, and the specific terms of each preferred stock will be described in a prospectus supplement attached

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

to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your preferred stock.

     The description of the preferred stock that is set forth below and in any prospectus supplement is only a summary and is qualified by reference to the documents that govern each issuer's preferred stock, which include:

     For Popular --

     - Restated Certificate of Incorporation, as amended;

     - Certificates of Designation describing Popular's 8.35% Non-Cumulative Monthly Income Preferred Stock;

     - 1994 Series A Preferred Stock;

     - Series A Participating Preferred Stock; and

     - Certificate of Designation relating to each series of Popular's preferred stock to which this prospectus relates.

     For Popular International Bank and Popular North America --

     - Certificate of Incorporation, as amended; and

     - Certificate of Designation relating to each series of preferred stock to which this prospectus relates.

     These documents will be filed as exhibits to the registration statement relating to the preferred stock at or prior to the time of issuance of preferred stock.

AUTHORITY TO ISSUE PREFERRED STOCK

     The Articles of Incorporation of Popular authorizes its board of directors to issue without the approval of the stockholders up to 10,000,000 shares of authorized preferred stock with no par value. Popular has designated and issued 4,000,000 shares of Series A Preferred Stock, designated 1,400,000 shares of Series A Participating Cumulative Preferred Stock and has 4,600,000 shares of Preferred Stock available to issue.

     Popular International Bank's Certificate of Incorporation authorizes its board of directors to issue 25,000,000 shares of preferred stock with a par value of $25.00 per share. Popular North America's Certificate of Incorporation authorizes its board of directors to issue 10,000,000 shares of preferred stock with a par value of $.10 per share.

     As of the date of this prospectus, Popular International Bank and Popular North America had no shares of preferred stock outstanding; Popular owned all of Popular International Bank's common stock; and Popular International Bank owned all of Popular North America's common stock.

     Each issuer's board of directors has the right to designate, for each series of preferred stock:

     - the title;

     - dividend rates;

     - special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up;

     - provisions for a sinking fund;

     - provisions for redemption or purchase;

     - provisions for conversion;

     - voting rights;

     - the offering price or prices;

     - whether the preferred stock will be in certificated or book-entry form;

     - whether the preferred stock will be listed on a national securities exchange; and

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

     - any rights, preferences, privileges, limitations and restrictions which are not inconsistent with the provisions of Popular's Restated Certificate of Incorporation or Popular International Bank's or Popular North America's Certificate of Incorporation.

GENERAL TERMS OF THE PREFERRED STOCK

     Banco Popular's Trust Division will be the transfer agent, dividend disbursing agent and registrar for the preferred stock unless otherwise specified in the prospectus supplement. The issuers are holding companies, so their rights and the rights of holders of preferred stock to participate in the distribution of assets of any of their subsidiaries upon their liquidation or recapitalization separately or together will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent the issuers may be creditors with recognized claims against the subsidiary or holders of preferred stock of the subsidiary.

     The preferred stock will be fully paid and non-assessable when issued and will provide holders with no rights to acquire securities, including preferred stock, that may be issued after you purchase preferred stock. The shares of any series of preferred stock may not trade at the liquidation preference for that series. With regard to payment of dividends, except for the cumulation of dividends, and rights on liquidation, dissolution or winding up of the issuer, the preferred stock will rank senior to the equity securities of the issuer expressly made junior to it and the issuers' common stock, equally with other outstanding series of preferred stock expressly made equal to the preferred stock and junior to all equity securities expressly made senior to the preferred stock of the issuer. The term "equity securities" in a certificate of amendment will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS AND DISTRIBUTIONS

     At their discretion, the board of directors of each issuer may declare cash dividends on the preferred stock of the issuer that are payable out of funds legally available for that purpose. The rate or formula to determine the rate used to calculate the dividends is set forth in the prospectus supplement for each series of preferred stock. The dividends may be cumulative or non-cumulative as provided in the applicable prospectus supplement and will be payable to the holders of record on the record dates fixed by the board of directors. The issuers' ability to pay dividends is subject to policies of the Federal Reserve Board.

     No dividends may be declared or paid or funds set apart for the payment of dividends on any equity securities of an issuer with equal or lesser rights to the payment of dividends unless dividends are paid or set apart for such payment on the preferred stock of the issuer. If an issuer does not fully pay dividends on its preferred stock, holders of the preferred stock of that issuer will share dividends pro rata with equity securities of the issuer with equal rights to the payment of dividends.

CONVERSION

     The prospectus supplement for any series of preferred stock will state any terms on which shares of that series are convertible into shares of another series of preferred stock.

     We will reserve and keep available the full number of shares of the additional preferred stock deliverable upon the conversion of all outstanding shares of any convertible series of preferred stock. The issuer will keep these reserved shares of preferred stock free from preemptive rights.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued on the conversion of any convertible preferred stock. At our election, each holder who would otherwise receive fractional shares will instead be entitled to receive a cash payment equal to either the current market price of the fractional interest or the proportionate interest in the net proceeds from the sale of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGE

     If so determined by the board of directors of an issuer, the holders of preferred stock of any series may be obligated to exchange their shares for other preferred stock or debt securities. The terms of any exchange and any replacement preferred stock or debt securities will be described in the applicable prospectus supplement.

REDEMPTION

     We may issue a series of preferred stock of which we can redeem all or part at any time upon terms and at the redemption prices set forth in the applicable prospectus supplement.

     If any issuer redeems part of a series of preferred stock, that issuer will determine which shares to redeem by lot or pro rata or by any other method determined to be equitable by each issuer's board of directors.

     Unless we fail to pay the redemption price, dividends will cease to accrue on preferred stock called for redemption on or after a redemption date, and the holders' rights will terminate, except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless

     - the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock; or

     - the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

PREFERENCES IN LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of an issuer, the holders of preferred stock of that issuer will have preference and priority over any class of equity securities that ranks junior to their preferred stock upon liquidation, dissolution or winding up. This priority will extend to payments in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends to the date of final distribution to the holders. These payments may be made from capital or surplus using the assets of the relevant issuer or proceeds from any liquidation. If these assets or proceeds are insufficient to satisfy fully all claims with an equal priority of payment, then the assets and proceeds will be distributed ratably among the holders of preferred stock of that issuer. If you own non-cumulative preferred stock, you will not be entitled to receive payment for unpaid dividends from prior dividend periods. After you are paid the full amount of the liquidation preference to which you are entitled, you will not be entitled to participate in any further distribution of assets of the issuer of your preferred stock.

VOTING RIGHTS

     The term "Banking Law" refers to a Puerto Rico law and the term "Office of the Commissioner" refers to the Puerto Rico Office of Financial Institutions, a regulator. The definitions of these terms are incorporated in this subsection by reference to the Annual Report on Form 10-K of Popular for the year ended December 31, 1998.

     Except as indicated in the applicable prospectus supplement or as expressly required by applicable law, you will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, any series of preferred stock whose holders become entitled to vote for the election of directors may be deemed a "class of voting securities". A holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the relevant issuer) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when a series is deemed a class of voting securities,

     - any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and

     - any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of that series.

     Section 12 of the Banking Law requires prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that both parties involved in a transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that will become directly or indirectly the owner after the transfer of more than 5% of the voting and outstanding capital stock of that bank shall inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date the transfer is to be effected. The Banking Law does not contain any provision allowing for the extension of such 60-day time period. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the normal operation of the bank. The Department of the Treasury (predecessor to the Office of the Commissioner) made a determination that the foregoing provisions of the Banking Law are applicable to a change in control of Popular in a letter dated April 9, 1985.

     Pursuant to Section 12(d) of the Banking Law, as soon as the Office of the Commissioner receives notice of a proposed transaction that may result in the control or in a change of control of a bank, the Office of the Commissioner shall have the duty to make the necessary investigations. The Office of the Commissioner shall issue authorization for the transfer of control of the bank if the results of his investigations are in his judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

POPULAR'S GUARANTEE

     Popular will fully and unconditionally guarantee the punctual payment of:

     - any accrued and unpaid dividends, whether or not declared, on any series of Popular International Bank and Popular North America preferred stock;

     - the redemption price for any shares of Popular International Bank and Popular North America preferred stock called or redeemed at the option of Popular International Bank and Popular North America or the holder;

     - the liquidation preference of Popular International Bank and Popular North America preferred stock; and

     - any additional amounts with respect to a series of Popular International Bank and Popular North America preferred stock.

     The guarantee of the Popular International Bank and Popular North America preferred stock shall constitute an unsecured obligation of Popular and will rank junior to all of its liabilities. The guarantee will rank senior to Popular's common stock. The guarantee's rank relative to the preferred stock of Popular will be specified in the applicable prospectus supplement.

                         VALIDITY OF OFFERED SECURITIES

     Brunilda Santos de Alvarez, Esq., counsel to Popular, will pass upon the validity of the preferred stock of Popular and Popular International Bank for Popular and Popular International Bank. The validity of the senior debt securities and subordinated debt securities of Popular and Popular International Bank and the guarantees by Popular of the senior debt securities and subordinated debt securities of Popular International Bank and Popular North America will be passed upon for Popular and Popular International Bank by Brunilda Santos de Alvarez, Esq., as to matters of the laws of the Commonwealth of Puerto Rico and by Sullivan & Cromwell as to matters of New York law. Sullivan & Cromwell will pass upon the validity of the securities of Popular North America. The validity of the securities will be passed upon for any underwriters or agents by counsel named in the prospectus supplement. Brunilda Santos de Alvarez, Esq. owns, directly or indirectly, 2,728 shares of common stock of Popular, Inc. pursuant to Popular, Inc.'s employee stock ownership plan, as well as 1,061 other shares. The employee stock ownership program is open to all employees of Popular, Inc.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to Popular's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

PLAN OF DISTRIBUTION FOR THE INITIAL OFFERING AND SALE OF SECURITIES

     We may sell securities:

     - to or through underwriting syndicates represented by managing underwriters;

     - through one or more underwriters without a syndicate for them to sell to the public; and

     - to investors directly or through agents.

     Any underwriter or agent involved in the sale of any series of the securities will be named in the applicable prospectus supplement.

     The prospectus supplement for each series of securities will describe:

     - the terms of the offering of these securities, including the name of the agent or the name or names of any underwriters;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement. Under certain circumstances, we may repurchase securities and reoffer them to the public as set forth above and arrange for repurchases and resales of the securities by dealers as described below.

     We may agree to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or contribute to payments the agents or the underwriters may be required to make.

     All securities will be a new issue of securities with no established trading market.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. No one associated with any offering of securities can assure the liquidity of the trading market for any securities.

     The underwriters and their associates may be customers of, lenders to, engage in transactions with, and perform services for, Popular or its subsidiaries in the ordinary course of business.

     Popular Securities, Inc. may participate as an agent or an underwriter in offerings of securities. Popular Securities is a wholly owned subsidiary of Popular and a member of the NASD. Because of the relationship between Popular Securities and Popular, Popular North America and Popular International Bank, offerings of securities in which Popular Securities participates will be conducted in accordance with NASD Rule 2720.

                     PLAN OF DISTRIBUTION FOR MARKET-MAKING
                             RESALES BY AFFILIATES

     This prospectus may be used by the agents or underwriters named in the applicable prospectus supplement which are affiliates of the issuer in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, the affiliated agents or underwriters may resell a security they acquire from other holders after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, the affiliated agents or underwriters may act as principal or agent, including as agent for the counterparty in a transaction in which the agents or underwriters act as principal or as agent for both counterparties in a transaction in which the agents or underwriters do not act as principal. The agents or underwriters may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Popular may also engage in transactions of this kind and may use this prospectus for this purpose.

     Popular does not expect to receive any proceeds from market-making transactions. Popular does not expect that the agents or underwriters or any other affiliates that engage in these transactions will pay any proceeds from its making resales to Popular.

     A market-making transaction will have a settlement date later than the original issue date of the securities. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

     The agents or underwriters do not expect the amount of the securities held as a result of market-making resales by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov or at our web site at http://www.popularinc.com. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We filed a registration statement on Form S-3 with the SEC relating to the securities. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to incorporate by reference the information we file with them, which means:

     - incorporated documents are considered part of the prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act:

1. The Annual Report on Form 10-K for the year ended December 31, 1998, provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference in this prospectus.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

3. Current Reports on Form 8-K, dated January 11, 1999, April 9, 1999, July 8, 1999 and August 3, 1999, and on Form 8-K/A, dated July 16, 1999.

4. Registration Statement on Form 8-A, dated August 28, 1998, filed pursuant to
Section 12(g) of the Exchange Act, by which Popular registered its Series A Participating Cumulative Preferred Stock Purchase Rights.

5. Registration Statement on Form 8-A, dated June 17, 1994, as amended by Popular's Amendment on Form 8-A/A, dated June 21, 1994, filed pursuant to
Section 12(g) of the Exchange Act, by which Popular registered its 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

     - reports filed under Sections 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Exchange Act.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not, and the agents and dealers have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agents and dealers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Amilcar Jordan, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may be directed to (787) 765-9800. You may also access this information at our website at http://www.popularinc.com.

--------------------------------------------------------------------------------
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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                   ------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      Prospectus Supplement
Description of Notes We May Offer...........................   S-2
United States Taxation......................................  S-21
Supplemental Plan of Distribution...........................  S-31
Validity of the Notes.......................................  S-32

                            Prospectus
Popular, Inc................................................     2
Popular International Bank, Inc.............................     3
Popular North America, Inc..................................     3
Consolidated Ratios of Earnings to Fixed Charges of
  Popular...................................................     4
Holding Company Structure...................................     4
Use of Proceeds.............................................     7
Description of Debt Securities We May Offer.................     8
Description of Preferred Stock..............................    24
Validity of Offered Securities..............................    29
Experts.....................................................    29
Plan of Distribution........................................    29
Where You Can Find More Information.........................    30
Incorporation of Information We File with the SEC...........    31